EXPENSE LIMITATION AGREEMENT


                    NORTH AMERICAN GOVERNMENT BOND FUND, INC.
                                 CLASS C SHARES

         THIS EXPENSE LIMITATION AGREEMENT is made as of the 16th day of May, 2003 by and between NORTH AMERICAN GOVERNMENT BOND FUND, INC., a Maryland corporation (the "Fund") and INTERNATIONAL STRATEGY & INVESTMENT INC., a Delaware corporation ("ISI" or the "Advisor"), with respect to the following:


         WHEREAS, ISI serves as the Fund's investment advisor pursuant to an Investment Advisory Agreement dated December 15, 1992; and


         WHEREAS, ISI has voluntarily agreed to waive its fees with respect to the Fund and reimburse expenses with respect to the Class C Shares of the Fund so that the total annual operating expenses of the Class C Shares do not exceed 1.85% of the average daily net assets of the Class C Shares of the Fund; and

         WHEREAS, the Fund and ISI desire to formalize this voluntary fee waiver arrangement for a 12 month period beginning on May 16, 2003 and ending May 31, 2004.


         NOW THERETOFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:


         1. ISI agrees to waive its fee with respect to the Fund and reimburse the expenses of the Class C Shares of the Fund for a period from May 16, 2003 through May 31, 2004 to the extent necessary so that the total annual operating expenses of the Class C Shares of the Fund do not exceed 1.85% of its average daily net assets.


         2. Upon the termination of the Investment Advisory Agreement this Agreement shall automatically terminate.

         3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or


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order.  Otherwise  the  provisions of this  Agreement  shall be  interpreted  in accordance with the laws of Maryland.3

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

                                              NORTH AMERICAN GOVERNMENT
                                              BOND FUND, INC.


Attest:                                       By:    /s/ R. Alan Medaugh
       -----------------------                --------------------------------
                                                     R. Alan Medaugh
                                              Title: President





                                              INTERNATIONAL STRATEGY &
                                              INVESTMENT INC.


Attest:                                       By:   /s/ Nancy Lazar
       -----------------------                ----------------------------------
                                                     Nancy Lazar
                                              Title: Executive Vice President